Exhibit 99.6

Merger FAQs for Sales, Marketing, and PLM

The merger will be subject to approval from the US Government from an anti-trust perspective, and subject to the approval of the shareholders of both companies. Even though the merger has been announced, Sonus and Genband remain separate entities—each subject to the US antitrust laws—until the merger officially closes and each company must continue to do business as usual.  There should be no exchange of competitively sensitive information (including but not limited to prices, costs, sales strategies, roadmaps, or other customer-specific or product-specific information) between Sonus and Genband.  Further, Sonus and Genband may not represent themselves as a single entity, especially to current or potential customers or partners.

Violation of these principles can have serious negative consequences for both companies, for the merger, and potentially for yourself.  Please discuss with your supervisor or with company counsel whenever you are in doubt about the scope of these do’s and don’ts.

It will be permissible to share certain information about post-merger plans and product support with customers, pursuant to approved talking points and guidelines that will be distributed in the coming weeks.

Communicating with your peers at the other company:

1.              Can I reach out to my peers on the sales, marketing, or PLM teams at the other company to talk about accounts, GoTo Market, product planning, or roadmaps?

No.  Continue to do business as usual until the merger closes.  Since you would not have contacted your peers at the other company absent the merger, you should not contact them prior to close.

2.              Can I talk to my peers if we don’t discuss topics such as accounts, GTM, roadmaps?

To avoid any appearance of impropriety, you should not contact your peers at the other company until the merger closes, unless you have a reason to do so in the ordinary course of business and the contact has been approved by counsel.

3.              What if my peers at the other company contact me?

The same guidelines from directly above apply.

4.              Can I talk to people in the other company who are not in sales?

The guidelines detailed above apply, whether the other employee is in sales or serves in another capacity.

5.              Can I accept a LinkedIn invitation from someone at the other company?

Yes.  Just be sure to observe the guidelines above regarding communications.  You should follow the Sonus or Genband corporate policy regarding social media.  You should avoid making statements about the merger itself or its perceived effects on the market on social media.  “Likes” and sharing of articles may be done if consistent with each company’s social media policy.

SONUS/GENBAND CONFIDENTIAL

Communicating with customers:

6.              If both Genband and Sonus are bidding on the same project at the same customer, what can I say and not say to the customer?

You should inform the customer that the Sonus and Genband will conduct business as usual until the merger closes.  Until then, Sonus and Genband are separate entities running separate businesses.  We will provide additional detail and talking points about post-closing product support and other information that can be provided to customers about the merger.

7.              If we are in a competitive situation with the other company at an account, should we back off? Alternately should we get more aggressive?

Until the merger closes, you should continue to do business as usual. You should not back off, and you should not get more aggressive either.  The business imperative that each company should be a standalone entity, as communicated by your supervisor, should dictate how you respond to the competitive situation.

8.              When will the restrictions on communications be removed?

When the merger officially closes.  For now, the merger is still in a “proposed” state, and cannot close until the required regulatory and shareholder approvals are received.

Integration of the sales, marketing, and PLM teams:

9.              Do our comp plans or account assignments change?

For the remainder of 2017 it is expected we will stick with the existing comp plans and quotas. We will unite under one comp plan starting Jan 1, 2018. The new comp plan will take the best of each company’s plans and merge them together.

10.       Will we have one combined global sales meeting?

Yes, that is the plan, meeting to occur in early Q1 2018, details will be forthcoming

11.       Do the companies use the same back office systems?

Both companies use SFDC. We plan to combine our SFDC instances together and go live with a united SFDC by Jan 1, 2018. There might be two separate SFDC quote configurators until we can merge them together sometime later in 2018.

Both companies also use Oracle and the plan is those instances will be merged. Same for all the installed base data. Timing TBD.

We plan to move to one system for T&E and one system commissions by Jan 1, 2018.

We will be bringing in a lot of external consultants who are experts in system consolidation to minimize the integration time.

12.       After the merger closes, will all sales people sell the entire product portfolio?

We will evaluate the most optimal sales structure over the coming months and be ready with a plan when the merger is complete.

13.       Should each company start learning about the other company’s products now?

You are welcome to view publicly-available information about the other company’s products. Do not seek information directly from employees at the other company.  Sonus and Genband will make training materials available at the appropriate time.

14.       Where does each company get their revenue from?

As an approximation, Genband generates about 40% of its revenue from maintenance, 17% from professional services, 30% from Softswitch/Media Gateways, 7% from SBC, 6% from UC/Kandy/other.

As an approximation, Sonus generates about 35% of its revenue from maintenance, 9% from professional services (including RENO & training), 41% of revenue from SBC, and 15% from trunking.

15.       Anything else I need to avoid?

No joint sales calls, no joint marketing, no joint product roadmaps

Do not create your own messaging about the merger or modify approved messaging

Do not speculate or offer opinions, especially in regards to questions from customers or partners such as product roadmaps, end of life announcements, or work force integration

The competition will likely spread FUD about this merger. If you hear any of this, bring those messages back to the sales/marketing leadership instead of addressing them directly.

Do not assume the deal will close.

IMPORTANT INFORMATION ABOUT THE TRANSACTION WILL BE FILED WITH THE SEC

In connection with the proposed transaction, Sonus will cause Solstice Sapphire Investments, Inc., a wholly-owned subsidiary of Sonus formed to act as a holding company in connection with the transaction (“NewCo”), to file with the SEC a Registration Statement on Form S-4 that will include a joint proxy statement of Sonus and GENBAND and certain of its affiliates (the “GENBAND Parties”) and a prospectus of NewCo and Sonus and the parties may file with the SEC other relevant documents concerning the proposed transaction. Sonus will mail the joint proxy statement/prospectus to the Sonus stockholders and the GENBAND Party equity holders. SONUS STOCKHOLDERS AND GENBAND PARTY EQUITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when available) and other filings containing information about Sonus at the SEC’s website at www.sec.gov. The joint proxy statement/prospectus (when available) and the other filings may also be obtained free of charge from Sonus’ Investor Relations website (http://investors.sonusnet.com/) or by requesting them from Sonus’ corporate secretary at Sonus Networks, Inc., 4 Technology Park Drive, Westford, Massachusetts 01886, Attention: Corporate Secretary.

Sonus, NewCo, the GENBAND Parties and certain of their respective directors and executive officers, under the SEC’s rules, may be deemed to be participants in the solicitation of proxies of Sonus stockholders in connection with the proposed transaction. Information about the directors and executive officers of Sonus and their ownership of Sonus common stock is set forth in the proxy statement for Sonus’ 2017 annual meeting of stockholders, as filed with the SEC on Schedule 14A on April 28, 2017.

Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed transaction when it becomes available. Free copies of this document may be obtained as described in the preceding paragraphs.

NO OFFERS OR SOLICITATIONS

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements”—that is, statements related to future, not past, events. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” or “target.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed transaction and the expected performance of the combined companies. Uncertainties that could cause actual results to be materially different than those expressed in Sonus’ and the GENBAND Parties’ forward-looking statements include the failure to consummate the proposed transaction or to make or take any filing or other action required to consummate such transaction in a timely matter or at all. These or other uncertainties may cause actual future results to be materially different from those expressed in Sonus’ and the GENBAND Parties’ forward-looking statements. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the expectations of Sonus or any GENBAND Party will be realized. Many factors could cause actual results to differ materially from these forward-looking statements with respect to the proposed transaction, including risks relating to the completion of the proposed transaction on anticipated terms and timing, including obtaining equity holder and regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the new combined company’s operations, the ability of Sonus and the GENBAND Parties to integrate the business successfully and to achieve anticipated synergies, potential litigation relating to the proposed transaction, and the risk that disruptions from the proposed transaction will harm Sonus’ or the GENBAND Parties’ business. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Sonus’ or the GENBAND Parties’ consolidated financial condition, results of operations or liquidity. Neither Sonus nor any GENBAND Party assumes any obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.